Exhibit 99.1

Porter Bancorp Reports 1st Quarter 2017 Net Income of $1.6 Million or $0.27 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 19, 2017--Porter Bancorp, Inc. (NASDAQ: PBIB) (“the Company”), parent company of PBI Bank, today reported unaudited results for the first quarter of 2017. Per share amounts in this release have been adjusted to reflect the 1-for-5 reverse stock split of the Company’s common shares that was effective on December 16, 2016.

The Company reported that net income attributable to common shareholders for the first quarter of 2017 was $1.6 million, or $0.27 per basic and diluted common share, compared with $1.4 million, or $0.27 per basic and diluted share, for the first quarter of 2016.

“We are pleased with the favorable financial results for the first quarter of 2017 which were largely driven by quality loan production and deposit growth,” said John T. Taylor, President and CEO. “Non-interest expenses also continued to decline and normalize commensurate with improving asset quality trends. The $1.6 million in net income for the first quarter of 2017 compares favorably to net income of $1.4 million in the first quarter of 2016. Core earnings for the first quarter of 2017 outperformed the first quarter of 2016 as the first quarter of 2016 benefitted from $550,000 in negative loan loss provisioning and $203,000 in gains on security sales and calls.”

Net Interest Income – Net interest income before provision expense increased to $7.7 million for the first quarter of 2017, compared with $7.3 million in the fourth quarter of 2016, and $7.7 million in the first quarter of 2016. Average loans increased to $649.3 million for the first quarter of 2017, compared with $619.6 million in the fourth quarter of 2016 and $620.1 million in the first quarter of 2016. Net interest margin increased to 3.55% in the first quarter of 2017, compared with 3.35% in the fourth quarter of 2016 and 3.53% in the first quarter of 2016.

Our yield on earning assets improved to 4.23% in the first quarter of 2017, compared to 4.01% in the fourth quarter of 2016 and remained consistent with 4.23% in the first quarter of 2016. Our cost of funds was 0.78% in the first quarter of 2017, as well as the fourth quarter of 2016, compared to 0.79% in the first quarter of 2016.

Loan Loss Provision and Allowance for Loan Losses – There was no provision for loan losses in the first quarter of 2017. Ongoing improvements in asset quality and management’s assessment of risk in the loan portfolio led to negative provisions for loan losses of $550,000 for both the fourth quarter and first quarter of 2016.

The allowance for loan losses to total loans was 1.35% at March 31, 2017, compared to 1.40% at December 31, 2016, and 1.83% at March 31, 2016. The declining level of the allowance is primarily driven by declining historical charge-off levels, growth in the portfolio, and improving trends in credit quality. Net loan charge-offs were $1,000 for the first quarter of 2017, compared to net recoveries of $28,000 for the fourth quarter of 2016, and net charge-offs of $151,000 for the first quarter of 2016. The allowance for loan losses for loans evaluated collectively for impairment was 1.32% at March 31, 2017, compared with 1.37% at December 31, 2016, and 1.83% at March 31, 2016.

Non-performing Assets – Non-performing assets, which include loans past due 90 days and still accruing, loans on nonaccrual, and other real estate owned (“OREO”), decreased to $14.7 million, or 1.56% of total assets at March 31, 2017, compared with $16.0 million, or 1.70% of total assets at December 31, 2016, and $29.0 million, or 3.09% of total assets at March 31, 2016.

Non-performing loans decreased to $8.1 million, or 1.22% of total loans at March 31, 2017, compared with $9.2 million, or 1.44% of total loans at December 31, 2016, and decreased from $11.1 million, or 1.79% of total loans at March 31, 2016. The decrease from the previous quarter was primarily driven by $1.5 million in principal payments received on nonaccrual loans. OREO at March 31, 2017, decreased to $6.6 million, compared with $6.8 million at December 31, 2016, and $17.9 million at March 31, 2016. The Company acquired $100,000 in OREO and sold $388,000 in OREO during the first quarter of 2017. There were no fair value write-downs arising from lower marketing prices or new appraisals in the first quarter of 2017, compared with $210,000 in the fourth quarter of 2016, and $500,000 in the first quarter of 2016.

The following table details past due loans and non-performing assets as of:

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(in thousands)
Past due loans:
30 – 59 days	$972	$2,302	$2,335	$2,401	$1,829
60 – 89 days	289	315	273	336	62
90 days or more	—	—	—	—	—
Nonaccrual loans	8,102	9,216	10,099	11,599	11,119
Total past due and nonaccrual loans	$9,363	$11,833	$12,707	$14,336	$13,010

Loans past due 90 days or more	$—	$—	$—	$—	$—
Nonaccrual loans	8,102	9,216	10,099	11,599	11,119
OREO	6,571	6,821	7,098	12,322	17,861
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$14,673	$16,037	$17,197	$23,921	$28,980

In addition to nonaccrual loans and OREO, loans classified as Troubled Debt Restructures (TDRs) and on accrual totaled $1.2 million at March 31, 2017, compared to $5.4 million at December 31, 2016 and $14.9 million at March 31, 2016.

Non-interest Income – Non-interest income for the first quarter of 2017 decreased $323,000 to $1.1 million compared with $1.4 million for the first quarter of 2016. The decrease from the first quarter of 2016 was primarily due to reductions in OREO income of $256,000 and reductions in the gains on sales and calls of securities of $203,000. As income producing OREO has been sold, no income was collected in the first quarter of 2017. Additionally, there were no investment security sales or calls in the first quarter of 2017. These reductions were partially offset by a $72,000 increase in service charges on deposit accounts in the first quarter of 2017 compared to the first quarter of 2016.

Non-interest Expense – Non-interest expense decreased $962,000 to $7.1 million for the first quarter of 2017, compared with $8.1 million for the first quarter of 2016. The decrease from the first quarter of 2016 was primarily due to a reduction in OREO expenses of approximately $684,000, a reduction of FDIC insurance expense of $181,000, a reduction of professional fees of $82,000, and a reduction of litigation and loan collection expenses of $79,000.

Capital – At March 31, 2017, PBI Bank’s Tier 1 leverage ratio was 6.37% compared with 6.24% at December 31, 2016, and its Total risk-based capital ratio was 9.89% at March 31, 2017, compared with 9.88% at December 31, 2016, which are below the minimums of 9.0% and 12.0% required by the Bank’s Consent Order.

At March 31, 2017, Porter Bancorp’s leverage ratio was 5.43%, compared with 5.27% at December 31, 2016, and its Total risk-based capital ratio was 10.15%, compared with 10.21% at December 31, 2016. At March 31, 2017, PBI Bank’s Common equity Tier I risk-based capital ratio was 8.33%, and Porter Bancorp’s Common equity Tier I risk-based capital ratio was 5.29%.

Deferred Tax Assets and Liabilities – The Company has a net deferred tax asset of $53.3 million at March 31, 2017, which is currently subject to a 100% valuation allowance. Deferred tax assets and liabilities were due to the following as of:

	March 31,	December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Net operating loss carry-forward	$44,630	$42,094
Allowance for loan losses	3,138	3,139
Other real estate owned write-down	3,366	3,366
Other	3,560	7,607
	54,694	56,206

Deferred tax liabilities:
FHLB stock dividends	928	928
Other	500	1,229
	1,428	2,157
Net deferred tax assets before valuation allowance	53,266	54,049
Valuation allowance	(53,266)	(54,049)
Net deferred tax asset	$—	$—

Our ability to utilize deferred tax assets depends upon generating sufficient future levels of taxable income. The determination to restore a deferred tax asset and eliminate a valuation allowance depends upon the evaluation of both positive and negative evidence regarding the likelihood of achieving sufficient future taxable income levels. We established a valuation allowance for all deferred tax assets as of December 31, 2011, and the valuation allowance remains in effect as of March 31, 2017.

Under Section 382 of the Internal Revenue Code, as amended (“Section 382”), the Company’s net operating loss carryforwards (“NOLs”) and other deferred tax assets can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, the Company’s ability to use its NOLs would be limited if there was an “ownership change” as defined by Section 382. This would occur if shareholders owning (or deemed to own under the tax rules) 5% or more of the Company’s voting and non-voting common shares increase their aggregate ownership of the Company by more than 50 percentage points over a defined period of time.

In 2015, the Company took two measures to preserve the value of its NOLs. First, we adopted a tax benefits preservation plan designed to reduce the likelihood of an “ownership change” occurring as a result of purchases and sales of the Company’s common shares. Any shareholder or group that acquires beneficial ownership of 5% or more of the Company (an “acquiring person”) could be subject to significant dilution in its holdings if the Company’s Board of Directors does not approve such acquisition. Existing shareholders holding 5% or more of the Company will not be considered acquiring persons unless they acquire additional shares, subject to certain exceptions described in the plan. In addition, the Board of Directors has the discretion to exempt certain transactions and certain persons whose acquisition of securities is determined by the Board not to jeopardize the Company’s deferred tax assets. The rights will expire upon the earlier of (i) June 29, 2018, (ii) the beginning of a taxable year with respect to which the Board of Directors determines that no tax benefits may be carried forward, (iii) the repeal or amendment of Section 382 or any successor statute, if the Board of Directors determines that the plan is no longer needed to preserve the tax benefits, and (iv) certain other events as described in the plan.

On September 23, 2015, our shareholders approved an amendment to the Company’s articles of incorporation to further help protect the long-term value of the Company’s NOLs. The amendment provides a means to block transfers of our common shares that could result in an ownership change under Section 382. The transfer restrictions will expire on the earlier of (i) September 23, 2018, (ii) the beginning of a taxable year with respect to which the Board of Directors determines that no tax benefit may be carried forward, (iii) the repeal of Section 382 or any successor statute if our Board determines that the transfer restrictions are no longer needed to preserve the tax benefits of our NOLs, or (iv) such date as the Board otherwise determines that the transfer restrictions are no longer necessary.

Forward-Looking Statements
Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information
Unaudited supplemental financial information for the first quarter ending March 31, 2017, follows.

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three Months Ended
	3/31/17	12/31/16	3/31/16

Income Statement Data
Interest income	$9,225	$8,781	$9,185
Interest expense	1,484	1,465	1,534

Net interest income	7,741	7,316	7,651
Provision (negative provision) for loan losses	—	(550)	(550)

Net interest income after provision	7,741	7,866	8,201

Service charges on deposit accounts	501	536	429
Bank card interchange fees	213	212	202
Other real estate owned income	—	5	256
Bank owned life insurance income	102	101	96
Gains on sales and calls of securities, net	—	29	203
Other	252	233	205

Non-interest income	1,068	1,116	1,391

Salaries & employee benefits	3,947	3,884	3,822
Occupancy and equipment	821	1,013	854
Professional fees	303	317	385
FDIC insurance	342	202	523
Data processing expense	292	298	297
State franchise and deposit tax	225	200	255
Other real estate owned expense	(16)	257	668
Litigation and loan collection expense	3	8,230	82
Other	1,212	1,219	1,205

Non-interest expense	7,129	15,620	8,091

Income (loss) before income taxes	1,680	(6,638)	1,501
Income tax expense (benefit)	—	—	21

Net income (loss)	1,680	(6,638)	1,480
Less:
Earnings (losses) allocated to participating securities	44	(202)	51

Net income (loss) attributable to common	$1,636	$(6,436)	$1,429

Weighted average shares – Basic	6,063,026	6,035,403	5,205,066
Weighted average shares – Diluted	6,063,026	6,035,403	5,205,066

Basic earnings (loss) per common share	$0.27	$(1.07)	$0.27
Diluted earnings (loss) per common share	$0.27	$(1.07)	$0.27
Cash dividends declared per common share	$0.00	$0.00	$0.00

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three Months Ended
	3/31/17	12/31/16	3/31/16

Average Balance Sheet Data
Assets	$937,616	$925,721	$937,378
Loans	649,325	619,640	620,077
Earning assets	892,292	878,470	881,635
Deposits	853,556	847,168	865,125
Long-term debt and advances	35,956	27,753	28,033
Interest bearing liabilities	767,461	748,159	779,438
Stockholders’ equity	33,732	42,696	33,546

Performance Ratios
Return on average assets	0.73%	(2.85)%	0.64%
Return on average equity	20.20	(61.85)	17.74
Yield on average earning assets (tax equivalent)	4.23	4.01	4.23
Cost of interest bearing liabilities	0.78	0.78	0.79
Net interest margin (tax equivalent)	3.55	3.35	3.53
Efficiency ratio	80.93	185.89	91.54

Loan Charge-off Data
Loans charged-off	$(326)	$(547)	$(749)
Recoveries	325	575	598
Net recoveries (charge-offs)	$(1)	$28	$(151)

Nonaccrual Loan Activity
Nonaccrual loans at beginning of period	$9,216	$10,099	$14,087
Net principal pay-downs	(1,452)	(1,251)	(2,712)
Charge-offs	(229)	(434)	(644)
Loans foreclosed and transferred to OREO	(100)	(30)	(441)
Loans returned to accrual status	(136)	(283)	(84)
Loans placed on nonaccrual during the period	803	1,115	913
Nonaccrual loans at end of period	$8,102	$9,216	$11,119

Troubled Debt Restructurings (TDRs)
Accruing	$1,244	$5,350	$14,867
Nonaccrual	3,374	3,374	3,479
Total	$4,618	$8,724	$18,346

Other Real Estate Owned (OREO) Activity
OREO at beginning of period	$6,821	$7,098	$19,214
Real estate acquired	100	30	441
Valuation adjustment write-downs	—	(210)	(500)
Proceeds from sales of properties	(388)	(98)	(1,349)
Gain (loss) on sales, net	38	1	55
OREO at end of period	$6,571	$6,821	$17,861

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16

Assets
Loans	$664,183	$639,236	$621,697	$624,136	$619,827
Allowance for loan losses	(8,966)	(8,967)	(9,489)	(10,104)	(11,340)
Net loans	655,217	630,269	612,208	614,032	608,487
Loans held for sale	—	—	134	—	113
Securities held to maturity	41,752	41,818	41,883	41,948	42,011
Securities available for sale	156,001	152,790	142,433	143,145	141,525
Federal funds sold & interest bearing deposits	32,329	56,867	57,578	49,313	72,209
Cash and due from financial institutions	5,456	9,449	6,266	8,289	8,097
Premises and equipment	17,687	17,848	18,481	18,618	18,751
Bank owned life insurance	14,935	14,838	14,741	14,646	14,531
FHLB Stock	7,323	7,323	7,323	7,323	7,323
Other real estate owned	6,571	6,821	7,098	12,322	17,861
Accrued interest receivable and other assets	5,083	7,154	7,135	6,916	7,251
Total Assets	$942,354	$945,177	$915,280	$916,552	$938,159

Liabilities and Equity
Certificates of deposit	$470,029	$444,639	$454,742	$461,183	$478,965
Interest checking	104,811	103,876	88,386	90,806	96,465
Money market	122,434	142,497	140,995	135,643	134,684
Savings	36,380	34,518	33,816	34,616	35,197
Total interest bearing deposits	733,654	725,530	717,939	722,248	745,311
Demand deposits	127,049	124,395	119,005	117,843	120,302
Total deposits	860,703	849,925	836,944	840,091	865,613
FHLB advances	17,313	22,458	2,619	2,775	2,932
Junior subordinated debentures	23,925	24,150	24,375	24,600	24,825
Accrued interest payable and other liabilities	4,908	15,911	7,721	7,651	10,181
Total liabilities	906,849	912,444	871,659	875,117	903,551

Preferred stockholders’ equity	2,771	2,771	2,771	2,771	2,771
Common stockholders’ equity	32,734	29,962	40,850	38,664	31,837
Total stockholders’ equity	35,505	32,733	43,621	41,435	34,608
Total Liabilities and Stockholders’ Equity	$942,354	$945,177	$915,280	$916,552	$938,159

Ending shares outstanding	6,247,520	6,224,533	6,222,994	6,223,661	5,388,836
Book value per common share	$5.24	$4.81	$6.56	$6.21	$5.91
Tangible book value per common share	5.23	4.79	6.53	6.16	5.83

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Asset Quality Data
Loan 90 days or more past due still on accrual	$—	$—	$—	$—	$—
Nonaccrual loans	8,102	9,216	10,099	11,599	11,119
Total non-performing loans	8,102	9,216	10,099	11,599	11,119
Real estate acquired through foreclosures	6,571	6,821	7,098	12,322	17,861
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$14,673	$16,037	$17,197	$23,921	$28,980

Non-performing loans to total loans	1.22%	1.44%	1.62%	1.86%	1.79%
Non-performing assets to total assets	1.56	1.70	1.88	2.61	3.09
Allowance for loan losses to non-performing loans	110.66	97.30	93.96	87.11	101.99

Allowance for loans evaluated individually	$332	$399	$339	$146	$464
Loans evaluated individually for impairment	9,891	15,131	16,214	25,535	26,236
Allowance as % of loans evaluated individually	3.36%	2.64%	2.09%	0.57%	1.77%

Allowance for loans evaluated collectively	$8,634	$8,568	$9,150	$9,958	$10,876
Loans evaluated collectively for impairment	654,292	624,105	605,483	598,601	593,591
Allowance as % of loans evaluated collectively	1.32%	1.37%	1.51%	1.66%	1.83%

Allowance for loan losses to total loans	1.35%	1.40%	1.53%	1.62%	1.83%

Loans by Risk Category
Pass	$617,361	$586,430	$551,075	$547,853	$534,451
Watch	26,442	30,431	46,049	50,024	59,265
Special Mention	492	497	603	622	1,383
Substandard	19,888	21,878	23,970	25,637	24,728
Doubtful	—	—	—	—	—
Total	$664,183	$639,236	$621,697	$624,136	$619,827

Risk-based Capital Ratios - Company
Tier I leverage ratio	5.43%	5.27%	6.21%	5.87%	5.03%
Common equity Tier I risk-based capital ratio	5.29	5.20	6.37	6.11	5.21
Tier I risk-based capital ratio	7.09	6.99	8.48	8.16	7.03
Total risk-based capital ratio	10.15	10.21	11.57	11.31	10.46

Risk-based Capital Ratios – PBI Bank
Tier I leverage ratio	6.37%	6.24%	6.97%	6.65%	6.39%
Common equity Tier I risk-based capital ratio	8.33	8.28	9.53	9.22	8.94
Tier I risk-based capital ratio	8.33	8.28	9.53	9.22	8.94
Total risk-based capital ratio	9.89	9.88	11.18	10.87	10.64

FTE employees	230	238	233	239	246

Non-GAAP Financial Measures Reconciliation
Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible book value per common share by excluding the balance of intangible assets from common stockholders’ equity. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders’ equity by common shares outstanding. We believe this is consistent with bank regulatory agency treatment, which excludes tangible assets from the calculation of risk-based capital.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. We calculate the efficiency ratio by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding net gains on the sale of securities from the calculation. We believe this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	As of
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholder’s equity	$32,734	$29,962	$40,850	$38,664	$31,837
Less: Intangible assets	42	140	239	337	435
Tangible common equity	32,692	29,822	40,611	38,327	31,402

Shares Outstanding	6,247,520	6,224,533	6,222,994	6,223,661	5,388,836
Tangible book value per common share	$5.23	$4.79	$6.53	$6.16	$5.83
Book value per common share	5.24	4.81	6.56	6.21	5.91

	Three Months Ended
	3/31/17	12/31/16	3/31/16
Efficiency Ratio	(in thousands)

Net interest income	$7,741	$7,316	$7,651
Non-interest income	1,068	1,116	1,391
Less: Net gain on securities	—	29	203
Revenue used for efficiency ratio	8,809	8,403	8,839
Non-interest expense	7,129	15,620	8,091

Efficiency ratio	80.93%	185.89%	91.54%

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer